Exhibit 10.10

Energy Contract

Barrel of Oil Equivalent (BOE)

Purchase & Sale Agreement

Between

Cleantech Energy Company

As “Purchaser”

And

Interfuel E&P Ltd.

As “Seller”

June18, 2010

Barrel of Oil Equivalent (BOE) Purchase & Sale Agreement

This Barrel of Oil Equivalent (“BOE”) Purchase & Sale Agreement (this “Agreement”), dated  June 18, 2010, is entered into between Cleantech Energy Company, a Wyoming corporation (“Purchaser”) and Interfuel E & P Ltd., a Vermont corporation (“Seller”) (each, a “Party” and collectively, the “Parties”).

RECITALS

A.            Seller wishes to sell, transfer and assign to Purchaser all of Seller’s right, title and interest in and to the 1.02 Billion BOE  of solid hydrocarbon energy it owns and controls as per the attached specifications (“Energy Asset”); and

B.            Purchaser wishes to purchase the Energy Asset in accordance with and subject to all of the terms and conditions  of this Agreement; and

C.            Purchaser intends to develop, finance, build and operate an Ultra Clean BTU Conversion Facility (“Facility”) that will be sited on or near the Energy Asset, which Facility will utilize the Solid Hydrocarbon BOE contained in the Energy Asset  to manufacture  synthetic natural gas and other  products.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS: INTERPRETATION

Section 1.1 Defined Terms

Unless otherwise defined herein or in any exhibit, schedule or appendix hereto, the following terms, when used herein or in any exhibit, schedule or appendix hereto shall have the meanings set forth below.

“Activation Payment” has the meaning assigned to such term in Section 2.3(ii).

“Agreement” means this Barrel of Oil Equivalent Purchase & Sale Agreement.

“BOE” means Barrel of Oil Equivalent, which is a measurement comparing  the energy content of a 42 gallon barrel of oil containing 5.8 million Btus, to the energy content of  solid hydrocarbons having characteristics approximately equal to those contained within the Energy Asset.

“BOE Price” has the meaning assigned to such term in Section 2.3(i) hereof.

“Btu(s)” means British Thermal Unit(s), which is common standard measure of energy.

“Eastern Prevailing Time” means either Eastern Daylight Saving Time or Eastern Standard Time, depending on which time standard is then in effect.

“Change-in-Law” means, after the Effective Date, the adoption, imposition, promulgation or modification by a Government Agency of any Law or Governmental Approval, or the issuance of an order, judgment, award or decree of a Government Agency having the effect of the foregoing.

“Change-in-Law Taxes” means any Taxes of the United States or the State of Wyoming arising from a Change-in-Law and imposed on or measured by the volume or amount of consumption of Solid Hydrocarbon BOE, the production of synthetic fuel or gross revenue, gross receipts or comparable measure thereof, and whether characterized as ad valorem, sales, gross receipts, Btu, natural gas production, royalty, or other similar Tax. A Change-in-Law Tax must result in either a net increase or a net decrease in the affected Tax due by the appropriate Party and shall not include changes in Federal or state Tax Laws that only have the effect of substituting a new Tax for an existing Tax (e.g., eliminating property taxes in favor of taxes on solid fuel or natural gas). Change-in-Law Taxes shall not include any Taxes imposed by a local or municipal political subdivision of the State of Wyoming or any Taxes upon or measured by the income or net income of either Party.

“Claims” means (i) any claims, judgments, losses, liabilities, costs, expenses (including reasonable attorneys' fees) and damages of any nature whatsoever (except workers' compensation claims) in relation to personal injury, death or property damage incurred or made by third parties; and (ii) any claim or demand for indemnification under Section 11.1 that is based on a Party’s breach of any duty, action, representation or warranty made or owed to the Party seeking indemnification.

“Closing” means the execution and exchange of all documents and other activities undertaken by the Parties to accomplish the transaction contemplated by this Agreement, all of which shall be deemed to have occurred simultaneously on the Effective Date, unless otherwise noted or required.

“Commencement of Construction” shall have the following meanings, as applicable:, (i) with respect to developing the Energy Asset and producing the Solid Hydrocarbon BOE contained therein, the date on which Purchaser has issued to its Production Contractor a full notice to proceed with site preparation and  construction activities necessary to commence Solid Hydrocarbon BOE production of the Energy Asset, including but not limited to construction of the Feedstock Delivery System; and (ii) with respect to the Facility, the Financial Closing Date, which date shall be set forth in a notice to Seller from Purchaser.

“Commercial Operation Date” (“COD”) means the date set forth in Purchaser’s certificate to Seller, in which Seller certifies that the Facility has achieved commercial operation and, is capable of producing its products.

“Commercially Reasonable” or “Commercially Reasonable Efforts” means, with respect to any purchase or sale or other action required to be made, attempted or taken by a Party under this Agreement, such efforts as a  prudent business would undertake for the protection of its own interest under the conditions affecting such purchase or sale or other action, including without limitation, the amount of notice of the need to take such action, the duration and type of the purchase or sale or other action, the competitive environment in which such purchase or sale or other action occurs.

“Common Facilities” means all such equipment, structures and other site improvements located on the Property as are necessary or related to produce or utilize the Energy Asset including, but not limited to, any such necessary control room, machine shops, warehouse, parking, raw and domestic water supplies and waste disposal, and Feedstock Delivery Facilities, regardless of whether same are also part of, or necessary in connection with the operation of, the Facility.

 “Contest” means, with respect to any Person, a contest of (a) any Governmental Approval, acts or omissions by Governmental Agencies or any related matters or (b) the amount or validity of any claim pursued by such Person in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as: (i) appropriate notations are included in the Parties’ financial statements regarding possible liabilities in accordance with GAAP, (ii) the contesting Party could not reasonably be expected to be prevented from performing its material obligations under this Agreement pending the outcome of such contest, and (iii) during the period of such contest the enforcement of any material claim against the contesting Party is effectively stayed or reasonably protected by adequate financial reserves.

“Contract Quantity” means the verified amount, of Solid Hydrocarbon BOE produced from the Energy Asset as calculated in accordance with this Agreement and as measured by delivery to the Facility.

 “Default Rate” has the meaning assigned to such term in Section 6.4.

 “Delivery Point” means the physical point of delivery of the Contract Quantity to the Facility, which point shall be agreed to between Purchaser and Seller as part of design development for the Facility.

“Dollars” or “$” means the lawful currency of the United States of America.

“Effective Date” means the date set forth on the first page of this Agreement.

“Energy Asset” has the meaning assigned to such term in Recital A hereof.

“Facility” means the Ultra Clean BTU Conversion facility to be located on the Facility Site and capable of converting the Energy Asset into Gas, and having a pipeline quality Gas, together with the Common Facilities.

“Facility Capacity” means approximately 488,660 MMBtu per day of Gas.

“Facility Site” means the approximately 100 acre parcel of land upon which the Facility will be located either on or in close proximity of the Energy Asset.

“Feedstock” means, as applicable, Solid Hydrocarbon BOE from the Energy Asset and used by the Facility to produce Gas, and/or such other materials required by the Facility for the processes that are necessary to produce Gas from the Facility.

“Feedstock Delivery Facilities” means any equipment, machinery, materials, pipelines, storage facilities, rail spurs, and any other equipment, machinery or facilities, as the case may be, necessary for the receipt of sufficient amounts of Feedstock at the Facility, regardless of whether constructed by the Production Contractor under its contract with Purchaser, or by the Purchaser as part of the Facility’s construction.

“Financial Closing Date” means the date on which (a) binding commitments to provide the financing for the estimated cost to complete construction of the Facility are issued by the Financing Parties and are effective, (b) conditions on initial borrowings are satisfied, and (c) funds are available for disbursement from the Financing Parties for the construction of the Facility and for such portions of the Common Facilities as are included in the construction budget for the Facility.

“Financing Documents” means any document relating to the financing or refinancing of the acquisition, construction, ownership, operation, maintenance or leasing of the Facility and the Common Facilities.

“Financing Parties” means institutions (including any trustee or agent on behalf of such institutions) providing financing or refinancing to Purchaser for the, construction of the Facility or the Common Facilities.

“Firm” means (a) that either Party may interrupt its performance without liability only to the extent that such performance is prevented by a Force Majeure Event; provided, however, that during such Force Majeure Event, the Party invoking the Force Majeure Event may be responsible for any Imbalance Charges related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by the Transporter; and (b) that the Parties shall be excused from performance without liability during periods in which Seller has properly notified Purchaser of a Scheduled Maintenance Outage for the Facility.  The term “Firm” shall not be construed to excuse either Party from performance during periods in which there exists an Unscheduled Maintenance Outage of the Facility or during periods in which the Facility is unavailable due to a Forced Outage.

“Force Majeure Event” means, with respect to the Facility, an event, condition or circumstance described in Section 9.1.

“Forced Outage” means any outage of, or reduction in the Gas production of the Facility that is not due to a Force Majeure Event, a Scheduled Maintenance Outage, or an Unscheduled Maintenance Outage.

“Gas” or “Synthetic Natural Gas” (“SNG”) means any mixture of combustible and noncombustible gases in a gaseous state consisting primarily of methane (CH4) that constitutes pipeline quality gas

“Government Agency” means any federal, state, local, territorial or municipal government and any department, commission, board, bureau, agency, instrumentality, judicial or administrative body thereof having competent jurisdiction over the subject or Party at issue.

“Governmental Approval” means any authorization, consent, approval, license, ruling, permit, exemption, variance, order, judgment, decree, guidances, policies, declarations of or regulation by any Government Agency relating to the acquisition, development, ownership, occupation, construction, start-up, testing, operation or maintenance of the Facility and Common Facilities or to the execution, delivery or performance of this Agreement.

“Law” means any statute, law, rule or regulation imposed by a Government Agency, whether in effect now or at any time in the future or any judicial or administrative interpretation having the force of the foregoing.

“Lien” means, with respect to any property of any Person, any mortgage, lien, pledge, charge, lease, easement, servitude, right of others or security interest or encumbrance of any kind in respect of such property of such Person.

“MMBtu”, or mmbtu, means million Btus.

“Month” means a calendar month.

“Monthly Baseload Quantity” means the estimated Gas production of the Facility on a monthly basis. Gas produced by the Facility.

“Person” means, in addition to either Party hereto, any individual, corporation, partnership, joint venture, trust, unincorporated organization or Government Agency.

“Purchaser” means Cleantech Energy Company.

“Production Contractor” means the contractor hired by Purchaser for the production and delivery of the Solid Hydrocarbon BOE contained within the Energy Asset to the Facility.

“Property” means the parcels of land in which the Energy Asset is located.

“Prudent Industry Practices” means any of the practices, methods, standards and acts (including, but not limited to, the practices, methods and acts engaged in or approved by a significant portion of the natural gas or chemical process industries in the United States) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, economy, safety and expedition, and which practices, methods, standards and acts generally conform to operation and maintenance standards recommended by the Facility’s equipment suppliers and manufacturers, the design limits and applicable Governmental Approvals and Law.

“Scheduled Maintenance Outage” means a time period during which the Facility, or portions thereof, is shut down or the production of Gas is reduced due to the maintenance of the Facility or the Common Facilities.

“Seller” means Interfuel E & P Ltd.

“Solid Hydrocarbon BOE” has the meaning assigned to such term in Recital A hereof.

“Substitute BOE” means solid hydrocarbon feedstock supply delivered to the Facility pursuant to Section 4.2 hereof.

“Taxes” means, with respect to any Person, all taxes, withholdings, assessments, imposts, duties, governmental fees, governmental charges, royalties or levies imposed directly or indirectly by any Government Agency on such Person or its income, profits or property as measured by the volume or amount of consumption of fuel, the production of natural gas or the provision of synthetic coal gasification, or gross revenue, gross receipts or comparable measure thereof, and whether characterized as an ad valorem, sales, gross receipts, Btu, carbon, natural gas production or other similar taxes.

“Term” shall have the meaning assigned to such term in Section 2.1.

“Ton” means short tons, equal to 2,000 pounds.

“Unscheduled Maintenance Outage” means a period of time during which the Facility is shut down or the production of Gas is reduced due to maintenance of the Facility or the Common Facilities which is not scheduled.

Section 1.2 Interpretations

Unless the context otherwise requires:

(a)      Words singular and plural in number shall be deemed to include the other and pronouns having masculine or feminine gender shall be deemed to include the other.

(b)       As used in Section 12.2, any reference in this Agreement to any Person includes its successors and assigns and, in the case of any Government Agency, any Person succeeding to its functions and capacities.

(c)       Any reference in this Agreement to any Section or Appendix means and refers to the Section contained in, or Appendix attached to, this Agreement.

(d)       Other grammatical forms of defined words or phrases have corresponding meanings.

(e)       A reference to writing includes typewriting, printing, lithography, photography and any other mode of representing or reproducing words, figures or symbols in a lasting and visible form.

(f)         A reference to a specific time for the performance of an obligation is a reference to that time in the place where that obligation is to be performed.

(g)        A reference to a Party to this Agreement includes that Party’s successors and permitted assigns.

(h)         A reference to a document or agreement, including this Agreement, includes a reference to that document or agreement as modified, amended, supplemented or restated from time to time.

(i)         If any payment, act, matter or thing hereunder would occur on a Day that is not a Business Day or a Day in which banks are closed in New York, NY, then such payment, act, matter or thing shall, unless otherwise expressly provided for herein, shall occur on the next successive Business Day.

(j)         Unless otherwise expressly provided herein any consent, acceptance, satisfaction, cooperation or approval required of a Party under this Agreement shall not be unreasonably withheld or delayed.

Section 1.3 Technical Meanings

Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings.

ARTICLE II

TERM, SALE & PRICE

Section 2.1 Term

The term of this Agreement commences on the Effective Date, and shall remain in effect until fulfilled or terminated in accordance with the provisions of this Agreement.

Section 2.2 Sale of Energy Asset

 Seller hereby sells, transfers, conveys and assigns to Purchaser, and Purchaser hereby purchases from Seller, (i) all of Seller’s right, title and interest in and to the Energy Asset, and all Solid Hydrocarbon BOE contained therein, which quantity is estimated to contain not less than 1.02 Billion BOE; and (ii) all of Seller’s other rights in and to the Energy Asset, including but not limited to Seller’s rights to produce the Solid Hydrocarbon BOE from the Property for commercial use.

Section 2.3 BOE Price & Payment

The price to be paid by Purchaser for all of the Solid Hydrocarbon BOE contained within the Energy Asset shall be:

 (i) seventy cents ($0.70) per BOE, multiplied by 1,020,058,000 (“BOE Price”), which BOE Price is hereby paid and satisfied at Closing by Purchaser’s delivery to Seller of duly authorized and issued shares of preferred stock of Purchaser in the amount of the BOE Price and having such dividend rights, redemption rights and such other rights, restrictions and designations as are set forth in Section 6.1 and Section 6.2 hereof (“Preferred Shares”); and

(ii) Seventy Million Dollars ($70,000,000), which amount will become due and payable within thirty (30) days of Purchaser’s notice to Seller confirming that (i) financing for the Facility has been achieved and funds are available thereunder to commence construction of the Facility; and (ii)  Purchaser’s Production Contractor has received all permits and/or approvals necessary to proceed with Commencement of Construction of the facilities necessary to produce the Solid Hydrocarbon BOE from the Energy Asset (the “Activation Payment”).  The Activation Payment is contingent in nature and shall only become due and payable upon the occurrence of both of the above referenced events.

Seller expressly acknowledges and agrees that Purchaser’s payment of the BOE Price and the Activation Payment in accordance with subsections (i) and (ii) above shall constitute full and fair compensation for all Solid Hydrocarbon BOE contained within the Energy Asset and that Seller shall have no right whatsoever to claim or demand additional payment for any Solid Hydrocarbon BOE produced from the Energy Asset beyond the production level contained within the BOE Price, which is 1.02 Billion BOE.

ARTICLE III

COMMENCEMENT OF CONSTRUCTION & FAILURE TO COMMENCE CONSTRUCTION

Section 3.1 Commencement of Construction

Purchaser intends to proceed expeditiously with all activities necessary to develop, permit, finance the Facility, including all Feedstock Delivery Facilities or other facilities necessary to produce and deliver the Solid Hydrocarbon BOE from the Energy Asset to the Facility, in order that Commencement of Construction shall occur no later than the effective date of this agreement plus two years (“Commencement of Construction Deadline”).  The Commencement of Construction Deadline may be extended by mutual consent of the Parties.

Section 3.2 Failure to Meet Commencement of Construction Deadline

Purchaser and Seller mutually understand and agree that in the event the Commencement of Construction Deadline is not achieved by Purchaser for any reason other than the willful misconduct of Purchaser, that the sole remedy between the Parties shall be an unwinding of the transaction contemplated by this Agreement whereby Purchaser shall re-convey the Energy Asset, to Seller, and Seller shall surrender the Preferred Shares to Purchaser.
.

ARTICLE IV

COMMERCIAL OPERATION OF FACILITY; SUBSTITUTE BOE;

MEASUREMENT & QUANTITY; COMPLIANCE

Section 4.1 Operation of Facility

Commencing on and after the Commercial Operation Date, Purchaser shall operate the Facility in accordance with the requirements of this Agreement, subject at all times to Purchaser’s rights with respect to periods in which there exists (i) a Scheduled Maintenance Outage; (ii) an Unscheduled Maintenance Outage; (iii) a Force Majeure Event; or (iv) any other condition or circumstance in Prudent Industry Practices would dictate that the Facility’s operations be shut down or curtailed.

Section 4.2 Substitute BOE

In the event that Solid Hydrocarbon BOE is unavailable from the Energy Asset, Purchaser reserves the right to contract for Substitute BOE for the Facility’s feedstock requirements.

Section 4.3 Measurement and Quality of Solid Hydrocarbons

Exhibit “A” attached hereto contains the anticipated quality characteristics of the solid Hydrocarbon BOE contained within the Energy Asset.

Section 4.4 Permits; Compliance with Laws

(a)            Purchaser, through its Production Contractor, shall be responsible for all costs relating to production and transportation of the Solid Hydrocarbon BOE from the Energy Asset to the Facility, which costs shall include, but not be limited to, responsibility for obtaining and maintaining all necessary permits and approvals necessary in connection with continued production from the Energy Asset.

(b)            Purchaser shall be responsible for all costs relating to the development, construction, financing, operation and maintenance of the Facility.

(c)            Subject to the right of Contest, Seller shall, at all times, comply with all Laws and Governmental Approvals applicable to it and/or to the Facility, including all environmental laws.

(d)            Subject to the right of Contest, Purchaser shall, at all times, comply with all Laws necessary for Purchaser to perform its obligations under this Agreement.

Section 4.5 Nomination

The nomination and scheduling of Solid Hydrocarbon BOE to the Facility shall be consistent with the design limits, Prudent Industry Practices and equipment manufacturers’ then current guidelines and recommendations generally applicable to such equipment.

Section 4.6 Forecasted Feedstock Requirements & Delivery

(a)            Purchaser will prepare and provide to Seller on an annual basis the forecasted Feedstock requirements and estimated monthly delivery schedules for Solid Hydrocarbon BOE expected to be utilized and delivered to the Facility. Purchaser shall further provide actual consumption levels and delivery data on a monthly basis. Seller expressly acknowledges and agrees that such forecasts and delivery schedules will be provided to Seller for information purposes only and not in any way as a representation as to when payments of dividends (or the levels thereof) will be made on the Preferred Shares. Such forecasts and estimated delivery schedules shall not constitute a commitment by Purchaser to operate the Facility at a specific level.

ARTICLE V

FEEDSTOCK DELIVERY ARRANGEMENTS

Section 5.1 Feedstock Delivery Facilities

(a)           At no cost to Seller and to the extent not otherwise comprising a part of the Facility, Purchaser shall (i) obtain, or cause to be obtained through its Mining Contractor, all Governmental Approvals for the development, construction, operation and maintenance of the Feedstock Delivery Facilities; (ii) construct, or cause to be constructed, the Feedstock Delivery Facilities in a timely manner, in accordance with applicable Law, Government Approvals and Prudent Industry Practices and with a capacity sufficient to deliver Solid Hydrocarbon BOE to the Facility in quantities required to meet the Facility’s planned capacity of approximately 148,500 BOE per day and (iii) operate and maintain, or cause to be operated and maintained through its Production Contractor, the Feedstock Delivery Facilities in accordance with applicable Law and Government Approvals, in each case, subject to the right of Contest.

ARTICLE VI

BILLING AND PAYMENTS

Section 6.1 Structured Preferred Share Dividend Payments

 The Preferred Shares issued by Purchaser to Seller in consideration of the sale of the Energy Asset pursuant to Section 2.3 (ii) shall:

(a) at all times be subordinate to all senior debt of Purchaser, including all project financing debt for the Facility, Feedstock Delivery Facilities or Common Facilities; and

(b) carry a five percent (5%) annual  dividend commencing on the Commercial Operation Date, payable quarterly on the last day of each quarter, and subject to Seller’s rights under Section 3 hereof.

Section 6.2 Preferred Share Redemptions

The Preferred Shares shall be redeemed as follows:

(a) Provided that Purchaser has positive net income in a given year, the amount of Preferred Shares that may be redeemed shall be in such amount not less than seven percent (7%) of net income of Purchaser and not more than ten percent (10%) of net income, at Purchaser’s option. Such annual redemptions shall be payable no later than the 15th day of March of the following calendar year.

(b)  At the end of the term of this Agreement, Purchaser shall have the option to redeem the Preferred Shares or to convert any remaining Preferred Shares to Common Shares. For every one percent (1%) of the original face amount of Preferred Shares that is remaining at that time, Seller will be entitled to one-half of one percent (0.5%) of Common Shares then issued and outstanding.  This ratio of one percent (1%) preferred to one-half percent (0.5%) common remains constant for the life of this Agreement with no dilution and with respect to all classes of Purchaser’s equity ownership.

Section 6.3 Currency of Payment and Netting

Notwithstanding anything contained in this Agreement, all payments to be made by either Party under this Agreement shall be made in Dollars by wire transfer of immediately available funds.  The Parties shall net all undisputed amounts due and owing, and/or past due, arising under this Agreement such that the Party owing the greater amount shall make a single payment of the net amount to the other Party in accordance with this Section 6.2.

Section 6.4 Records

Either Party shall have the right, upon reasonable prior written notice to the other Party, to examine and/or make copies of the records and data of the other Party relating to this Agreement at any time during normal business hours during the period such records and data are required to be maintained. All such records and data shall be maintained for a minimum of three (3) years after the creation of such record or data. If any such examination reveals any inaccuracy in any statement prior to the lapse of two years from the rendition thereof, the Party discovering such inaccuracy shall promptly deliver a statement setting forth in reasonable detail the basis and amount of the proposed adjustment. Any such statement shall be due and payable and subject to dispute in the same manner provided for monthly bills under this Article VI; provided that, the amount due shall be adjusted to reflect accrued interest from the original due date at the Default Rate; and provided further that this provision of this Agreement will survive any termination of the Agreement for a period of two (2) years from the date of such termination for the purpose of such statement and payment objections.

Section 6.5 Default Interest

If any payment due from either Party under this Agreement shall not be paid when due, including, without limitation, any withheld disputed amounts which are ultimately determined to be due such Party, there shall be due and payable to the other Party compensation thereon, calculated at a rate equal to the lesser of two percent (2%) over the prime rate announced from time to time by The Chase Manhattan Bank (or its successor bank) or the highest rate allowable by law (the “Default Rate”) as it changes from time to time from the date on which such payment became overdue to and until such payment is paid in full.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES; ADDITIONAL COVENANTS

Section 7.1 Representations and Warranties of Seller

Seller represents and warrants to Purchaser as of the Effective Date as follows:

(a)              Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont and is qualified and in good standing in each other jurisdiction where the failure to qualify would have a material adverse effect upon Seller's performance under this Agreement, and Seller has the full legal right power and authority to execute, deliver and perform its obligations under this Agreement.

(b)              The execution and delivery of this Agreement have been and performance of its obligations under this Agreement by Seller have been duly authorized by all necessary corporate action, and do not and shall not require any consent or approval of Seller’s shareholders which has not been obtained or as to performance, such consent or approval as shall be obtained as necessary for such performance, and each such consent and approval that have been obtained is in full force and effect.

(c)              The execution, delivery and performance of its obligations under this Agreement do not:

(i)           violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award having applicability to Seller or any provision of the organizational documents of Seller, the violation of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement;

(ii)          result in a breach of or constitute a default under any provision of the organizational documents of Seller,

(iii)         result in a breach of or constitute a default under any agreement relating to the management or affairs of Seller or any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Seller is a party or by which Seller or its properties or assets may be bound, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement, or

(iv)         result in, or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Seller, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

(d)            This Agreement constitutes a legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

(e)            There is no pending or, to the best of Seller's knowledge, threatened action or proceeding affecting Seller before any court, Government Agency or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of Seller or the ability of Seller to perform its obligations hereunder.

(f)            Seller has and is conveying to Purchaser hereby, good, clear and marketable title to the Energy Asset, which title is free and clear of any lien, security interest, judgment, claim or other encumbrance of any nature whatsoever.

(g)            Seller shall endeavor to cooperate with Purchaser in connection with all aspects of Purchaser’s development of the Energy Asset, including project financing for the Facility, Feedstock Delivery Facilities, or Common Facilities, and shall deliver such further assurances, commitments or documents as may be reasonably necessary or required by Purchaser to accomplish the purposes intended by both Parties in this Agreement.

(h)            Seller warrants that the quality and specifications of the Solid Hydrocarbon BOE contained within the Energy Asset will be approximately equal to the specifications in Exhibit A

Section 7.2 Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller as of the Effective Date as follows:

(a)             Purchaser is a Wyoming corporation, duly organized and validly existing and in good standing under the laws of the State of Wyoming and has the full legal right, power and authority to execute, deliver and perform its obligations under this Agreement.

(b)             The execution and delivery of this Agreement have been and performance of its obligations under this Agreement by Purchaser have been duly authorized by all necessary corporate action, and do not and shall not require any consent or approval of Purchaser’s shareholders which has not been obtained or as to performance, such consent or approval as shall be obtained as necessary for such performance, and each such consent and approval that has been obtained is in full force and effect.

(c)             The execution, delivery and performance of its obligations under this Agreement do not:

(i)           violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award having applicability to Purchaser, the violation of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement,

(ii)          result in a breach of or constitute a default under any provision of the articles of incorporation or by-laws of Purchaser,

(iii)         result in a breach of or constitute a default under any agreement relating to the management or affairs of Purchaser or any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Purchaser is a party or by which Purchaser or its properties or assets may be bound, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, or

(iv)         result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Purchaser, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

(d)           This Agreement constitutes a legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing.

(e) Purchaser warrants that the Preferred Shares are, and will be, the only Preferred Shares issued by the Company during the term of this Agreement.  Purchaser further warrants that the issuance of any class of common shares of the Purchaser will in no way dilute the Seller’s interests.

(f)           There is no pending or, to the best of Purchaser's knowledge, threatened action or proceeding affecting Purchaser before any court, Governmental Agency or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of Purchaser or the ability of Purchaser to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Agreement.

Section 7.3 Books and Records; Information

Purchaser and Seller shall each keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions of or in relation to its business and affairs in accordance with GAAP consistently applied.

ARTICLE VIII

TAXES

Section 8.1 Taxes and Fees.

Each Party shall be responsible for the payment of its own Taxes.  The Purchaser of the BOE Energy rights shall be responsible for all taxes, royalties, and fees associated with the production of the Solid Hydrocarbon BOE energy.

ARTICLE IX

FORCE MAJEURE EVENT

Section 9.1 Force Majeure Event Defined

(a)            As used in this Agreement, “Force Majeure Event” shall mean causes or events that are beyond the reasonable control of, and without the fault or negligence of, the Party claiming such Force Majeure Event, including, without limitation, acts of God; unusually severe actions of the elements such as floods, hurricanes, or tornadoes; sabotage; terrorism; war; strikes, lockouts, riots or public disorders; freezing of wells or lines of pipe; and actions or failures to act of any Governmental Agency (including expropriation, requisition, Change-in-Law) to the extent preventing or delaying the performance of the Party claiming excuse under this Agreement.

(b)            Force Majeure Event shall not include: (i) the failure of performance (in the absence of an event of the type described in Section 10.1 (a)) of third-party suppliers of goods or services, including, without limitation, a defect in the manufacture, design or installation of the Facility, or the ability of a transporter to receive Gas; (ii) the unavailability of equipment which could reasonably have been avoided by compliance with Commercially Reasonable Efforts; (iii) changes in market conditions that affect the price of fuel, natural gas, or gasification services; (iv) any failure to operate or maintain the Facility in compliance with Prudent Industry Practices; (v) the failure to timely apply for or to obtain Governmental Approvals for the construction or operation of the Facility; (vi) a Scheduled Maintenance Outage; (vii) an Unscheduled Maintenance Outage; or (viii) a Forced Outage.

Section 9.2 Applicability of Force Majeure Event

Neither Party shall be in breach or liable for any delay or failure in its performance under this Agreement to the extent such performance is prevented or delayed due to a Force Majeure Event, provided that:

(a)           the non-performing Party shall give the other Party written notice within forty eight (48) hours of the commencement of the Force Majeure Event, with details to be supplied within ten (10) Days after the commencement of the Force Majeure Event further describing the particulars of the occurrence of the Force Majeure Event.  After such commencement the non-performing party shall be excused for breach or liability for any delay or failure in its performance hereunder;

(b)           the delay in performance shall be of no greater scope and of no longer duration than is directly caused by the Force Majeure Event;

(c)            the Party whose performance is delayed or prevented shall proceed with Commercially Reasonable Efforts to overcome the events or circumstances preventing or delaying performance and shall provide weekly written progress reports to the other Party during the period that performance is delayed or prevented describing actions taken and to be taken to remedy the consequences of the Force Majeure Event, the schedule for such actions and the expected date by which performance shall no longer be affected by the Force Majeure Event;

(d)            when the performance of the Party claiming the Force Majeure Event is no longer being delayed or prevented, that Party shall give the other Party written notice to that effect; and

(e)            except as specifically provided in this Article IX, a Force Majeure Event shall not excuse any obligation to make any payments that are otherwise due and payable pursuant to this Agreement.

Section 9.3 Other Effects of Force Majeure Events

(a)             If any Force Majeure Event claimed by a Party shall continue for more than twelve Months from the date of notice provided by such Party in Section 9.2(a), then the other Party may, at any time following the end of such period, terminate this Agreement upon 30 days written notice to the affected Party, without further obligation by the terminating Party, except as to payment of any costs and liabilities incurred prior to the effective date of such termination; provided, such notice of termination must be given during the period that performance continues to be delayed or prevented by the Force Majeure Event.

ARTICLE X

TERMINATION AND DEFAULT

Section 10.1 Termination

(a)           This Agreement will terminate twenty (20) years from the Commercial Operation Date.

(b)           Notwithstanding the provisions of Section 3.1, the Seller reserves the right to terminate this Agreement if Purchaser fails to reach Commencement of Construction within two (2) years of the effective date of this Agreement.   However, the Purchaser may request an extension for up to one (1) additional year.

(c)           The Seller reserves the right to terminate this Agreement if Purchaser fails to reach the Commercial Operation Date within five (5) years of the effective date of this Agreement.  However, the Purchaser may request an extension for up to one (1) additional year.

Section 10.2 Event of Default

(a)              The occurrence of any one of the following shall constitute an Event of Default with respect to Seller:

(i)           A proceeding or case shall be commenced, without the application or consent of Seller, in any court of competent jurisdiction, seeking: (a) its liquidation, reorganization of its debts, dissolution or winding-up, or the composition or readjustment of its debts; (b) the appointment of a receiver, custodian, liquidator or the like of Seller or of all or any substantial part of its assets; or (c) similar relief in respect of Seller under any law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, composition or adjustment of debt, and such proceeding shall remain in effect, for a period of one hundred twenty (120) Days;

(ii)          Seller makes an assignment of this Agreement in violation of Section 13.2 unless cured within thirty (30) Days after notice thereof by Purchaser;

(iii)         Any representation made by Seller under Article VII that is determined to be false in any material respect when made, unless cured within thirty (30) Days after notice thereof by Purchaser; or

(iv)         Seller shall fail to comply with any other material provision of this Agreement and such failure shall: continue uncured for thirty (30) Days after notice thereof by Purchaser, provided that if such failure is not capable of being cured within such period of thirty (30) Days with the exercise of reasonable diligence, then such cure period shall be extended for an additional reasonable period of time (not to exceed 120 Days) so long as Seller is exercising reasonable diligence to cure such failure.

(b)              The occurrence of any one of the following shall constitute an Event of Default with respect to Purchaser:

(i)            Purchaser shall fail to make payments for undisputed amounts due under this Agreement to Seller within five (5) Business Days after notice from Seller that such payment is due;

(ii)          Purchaser shall: (a) admit in writing its inability to pay its debts as such debts become due; (b) make a general assignment or an arrangement or composition with or for the benefit of its creditors; (c) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Party under any bankruptcy or similar law; (d) take any action for the purpose of effecting any of the foregoing and Purchaser shall fail to cure such action or failure within sixty (60) Days;

(iii)          A proceeding or case shall be commenced, without the application or consent of Purchaser, in any court of competent jurisdiction, seeking: (a) its liquidation, reorganization of its debt, dissolution or winding up, or composition or readjustment of its debt; (b) the appointment of a receiver, custodian, liquidator or the like of Purchaser or of all or any substantial part of its assets; or (c) similar relief in respect of Purchaser under any law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, composition or adjustment of debts, and such proceeding shall remain in effect, for a period of 120 Days;

(iv)         Purchaser makes an assignment of this Agreement in violation of Section 13.2 unless cured within thirty (30) Days after notice thereof by Seller;

(v)          Any representation made by Purchaser under Article IX shall be false in any material respect when made, unless cured within thirty (30) Days after notice thereof by Seller; or

(vi)         Purchaser shall fail to comply with any other material provision of this Agreement (other than the obligation to pay money when due), and such failure shall continue uncured for thirty (30) Days after notice thereof by Seller, provided that if such failure is not capable of being cured within such period of thirty (30) Days with the exercise of reasonable diligence, then such cure period shall be extended for an additional reasonable period of time (not to exceed 120 Days) so long as Purchaser is exercising reasonable diligence to cure such failure.

Section 10.3 Remedies for Default

If an Event of Default occurs with respect to a defaulting Party at any time during the Term, the non-defaulting Party may, for so long as the Event of Default is continuing pursue any one or more of the following remedies, (i) withhold any payments due in respect of this Agreement; (ii) terminate this Agreement; and (iii) pursue any other remedies available at law or in equity except to the extent such remedies are limited or excluded by this Agreement.

ARTICLE XI

 INDEMNIFICATION AND LIABILITY

Section 11.1 Indemnification

Each Party shall indemnify and hold the other Party and its officers, directors, affiliates, agents, employees, contractors and subcontractors, harmless from and against any and all Claims, to the extent caused by the negligence or willful misconduct of the indemnifying Party or the indemnifying Party’s own officers, directors, affiliates, agents, employees, contractors or subcontractors and to the extent such Claims arise out of or relate to the indemnifying Party's performance under this Agreement, in each case except to the extent such Claims are caused by the negligence, willful misconduct, or breach of this Agreement by the indemnified Party or its officers, directors, affiliates, agents, employees, contractors and subcontractors.  In addition, each Party shall each indemnify, defend and hold harmless the other Party from any Claims, and whether or not such Claims result from the negligence or willful misconduct of the indemnifying Party or the indemnifying Party's own officers, directors, affiliates, agents, employees, contractors or subcontractors, arising after  risk of loss of the Solid Hydrocarbon BOE is vested in the indemnifying Party, in each case except to the extent such Claims are caused by the negligence, willful misconduct, or breach of this Agreement by the indemnified Party or its officers, directors, affiliates, agents, employees, contractors and subcontractors.  The indemnifying Party shall also reimburse the indemnified Party for any and all legal or other expenses (including attorneys' fees) reasonably incurred by the indemnified Party in connection with Claims subject to this Section 11.1.

Section 11.2 Fines

(a)           Any fines, penalties or other costs incurred by either Party or such Party's agents, employees or subcontractors for non-compliance by such Party, its agents, employees or subcontractors with the requirements of any Laws or Government Approvals shall be the sole responsibility of such non-complying Party.

(b)           If such fines, penalties or other costs are assessed against Purchaser by any Government Agency or court of competent jurisdiction due solely to the non-compliance by Seller with any Laws or Government Approvals, Seller shall indemnify and hold harmless Purchaser against any and all losses, liabilities, damages and claims suffered or incurred because of the failure of Seller to comply therewith. Seller shall also reimburse Purchaser for any and all legal or other expenses (including attorneys' fees) reasonably incurred by Purchaser in connection with such losses, liabilities, damages and claims.

(c)           If such fines, penalties or other costs are assessed against Seller by any Government Agency or court of competent jurisdiction due solely to the non-compliance by Purchaser with any Laws or Government Approvals, Purchaser shall indemnify and hold harmless Seller against any and all losses, liabilities, damages and claims suffered or incurred because of the failure of Purchaser to comply therewith. Purchaser shall also reimburse Seller for any and all legal or other expenses (including attorneys’ fees) reasonably incurred by Seller in connection with such losses, liabilities, damages and claims.

Section 11.3 Limitations of Liability, Remedies and Damages

(a)            Each Party acknowledges and agrees that in no event shall any partner, shareholder, owner, officer, director, employee, or affiliate of either Party be personally liable to the other Party for any payments, obligations, or performance due under this Agreement or any breach or failure of performance of either Party and the sole

(b)            recourse for payment or performance of the obligations under this Agreement shall be against Seller or Purchaser and each of their respective assets and not against any other Person, except for such liability as expressly assumed by an assignee pursuant to an assignment of this Agreement in accordance with the terms hereof.

(c)             The provisions of this Article XI shall survive the termination of this Agreement.

ARTICLE XII

DISPUTE RESOLUTION

 Section 12.1 Senior Officers

(a)             Seller and Purchaser shall designate in writing to the other Party a representative who shall be authorized to resolve any dispute arising under this Agreement in an equitable manner and, unless otherwise expressly provided herein, to exercise the authority of such Party to make decisions by mutual agreement.

(b)            If such designated representatives are unable to resolve a dispute under this Agreement, such dispute shall be referred by each Party’s representatives, respectively, to a senior officer designated by Seller and a senior officer designated by Purchaser for resolution upon five (5) Days’ written notice from either Party.

(c)            The Parties hereto agree (i) to attempt to resolve all disputes arising hereunder promptly, equitably and in a good faith manner; and (ii) to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to any such dispute.

Section 12.2  Further Actions

If, following the above attempts to resolve any dispute arising under this Agreement, the Parties remain unable to resolve such dispute, either Party may pursue any remedies available at law or in equity consistent with, and subject to the terms of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Prudent Industry Practices

All actions required or taken by either Party under this Agreement shall be consistent with Prudent Industry Practices.

Section 13.2 Assignment

(a)            Subject to Section 13.2(b), neither this Agreement, nor any of the rights or obligations hereunder, may be assigned, transferred or delegated by either Party without the express prior written consent of the other Party, which shall not be unreasonably withheld.

(b)            Purchaser and Seller each agree that the other Party may (i) assign, mortgage, hypothecate, pledge or otherwise encumber all or any portion of such Party’s interest in and to this Agreement in favor of any Financing Party and its successors and assigns and (ii) any such Financing Party may assign such interest in and to this Agreement to any subsequent assignee in connection with the sale, transfer or exchange of its rights under this Agreement. Each of the Parties agrees to execute such documents as reasonably may be requested by any such Financing Party or subsequent assignee to evidence and acknowledge its consent and the effectiveness of any such assignment or Lien. In connection therewith, each Party agrees to furnish to the other Party’s Financing Parties such written information, certificates, opinions, affidavits and other like documents as may be reasonably requested by such Financing Party. In addition, each Party shall promptly execute any additional documents as may be reasonably requested by the Financing Parties.

Section 13.3 Notices

Except as otherwise specified in this Agreement, any notice, demand for information or documents required or authorized by this Agreement to be given to a Party shall be given in writing and shall be sufficiently given if delivered by overnight mail, overnight courier or hand delivered with written receipt, or if transmitted and received by facsimile transmission addressed as set forth below, or if sent to such Party by overnight mail, overnight courier or hand delivery to such other address as such Party may designate for itself by notice given in accordance with this Section 15.3. Any such notice shall be effective only upon actual delivery or receipt thereof. All notices given by telex or facsimile shall be confirmed in writing, delivered or sent as aforesaid, but the failure to so confirm shall not invalidate the original notice. The address for the delivery of notices and bills to each Party and their respective telephone and facsimile numbers are as follows:

If to Purchaser:

Cleantech Energy Company
312 Walnut Street, Suite 1000
Cincinnati, Ohio 45202
Attn:
Phone:  513-621-0077
Fax:  513-621-5947

If to Seller:

Interfuel E & P Ltd.
P.O. 988
Burlington, VT 05402

Section 13.4 Choice of Law

This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, exclusive of conflicts of law provisions.

Section 13.5 UCC

Except as otherwise provided for in this Agreement, the provisions of the Uniform Commercial Code (the “UCC”) of the state whose Laws shall govern this Agreement shall be deemed to apply to this Agreement and natural gas shall be deemed to be a “good” for purposes of the UCC.

Section 13.6 Entire Agreement

This Agreement constitutes the entire understanding between the Parties and supersedes any and all previous understandings or agreements between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 13.7 Waiver

Any term or condition of this Agreement may be waived at any time by the Party hereto that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The failure or delay of either Party to require performance by the other Party of any provision of this Agreement shall not affect its right to require performance of such provision unless and until such performance has been waived by such Party in writing in accordance with the terms hereof. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 13.8 Modification or Amendment

No modification, amendment or waiver of any provision of this Agreement shall be valid or binding on the Parties unless executed in writing and signed by the Party against whom enforcement is sought by the other Party.

Section 13.9 Severability

If any term or provision of this Agreement or the application thereof to any Person or circumstance is held to be illegal, invalid or unenforceable under any present or future Law or by any Government Agency, (a) such term or provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 13.10 Counterparts

This Agreement may be executed in several counterparts, all of which shall be deemed to constitute one agreement binding on both Parties,

Section 13.11 Confidential Information

Any information provided by either Party to the other Party pursuant to this Agreement and labeled "CONFIDENTIAL" shall be utilized by the receiving Party solely in connection with the purposes of this Agreement and shall not be disclosed by the receiving Party to any third party, except with the providing Party's prior written consent, and upon request of the providing Party shall be returned thereto. Notwithstanding the above, the Parties acknowledge and agree that such information may be disclosed to actual and prospective Financing Parties, and other third parties, who are bound by a written confidentiality agreement with one of the Parties, as may be necessary for Purchaser and Seller to perform their obligations under this Agreement and the Financing Documents. To the extent that such disclosures are necessary, the Parties also agree that they shall endeavor in disclosing such information to seek to preserve the confidentiality of such disclosures. This provision shall not prevent either Party from providing any confidential information received from the other Party to any court in accordance with a proper discovery request or in response to the reasonable request of any Government Agency charged with regulating the disclosing Party’s affairs, provided that, if feasible, the disclosing Party shall give prior notice to the other Party of such disclosure and, if so requested by such other Party, shall have used all reasonable efforts to oppose or resist the requested disclosure, as appropriate under the circumstances, or to otherwise make such disclosure pursuant to a protective order or other similar arrangement for confidentiality.

Section 13.12 Independent Contractors

The Parties are independent contractors. Nothing contained herein shall be deemed to create an association, joint venture, partnership or principal/agent relationship between the Parties hereto or to impose any partnership obligation or liability on either Party. Neither Party shall have any right, power or authority to enter into any agreement or commitment, act on behalf of, or otherwise bind the other Party in any way.

Section 13.13 Third Parties

This Agreement is intended solely for the benefit of the Parties. Nothing in this Agreement shall be construed to create any duty or liability to, or standard of care with reference to, any other Person.

Section 13.14  Representation by Legal Counsel

Each Party to this Agreement hereby represents to the other Party that it has been afforded full opportunity to have this Agreement and each of its terms and conditions reviewed by legal counsel of its own selection and has performed such legal and other due diligence as would typically be performed in a commercial transaction of similar nature.

Executed this 18th day of June, 2010.

CLEANTECH ENERGY COMPANY

By:	/s/ G.G. Wattley
Name:	G.G. Wattley
Title:	President

INTERFUEL E&P LTD.

By:	/s/ M. Aitken
Name:	M. Aitken
Title:	Director

Exhibit A

Solid Hydrocarbon BOE Specifications

Mobil Mining and Minerals Company

P.O. BOX 26683
RICHMOND, VIRGINIA 23261-6683

PARCEL POST
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V/ 299-579

Parameter		Average	High	Low	
Proximate					
Moisture	%	30.49	31.76	28.68	
Ash	%	9.91	12.06	8.60	
Volatile	%	29.37	36.22	26.51	
Fixed Carbon	%	30.00	33.42	26.91	(21.72)
Btu/LB.		7,304	7,499	7,120	
Sulfur	%	0.91	1.06	.79	

Ultimate

	Average	High	Low
Moisture *	30.49	31.76	28.68
Carbon **	42.73	49.30	39.94
Hydrogen **	3.03	3.62	2.51
Nitrogen **	0.81	.96	.59
Chlorine ***	0.01	0.01	<0.01
Sulfur *	0.91	1.06	.79
Ash *	9.91	12.06	8.60
Oxygen **	11.56	13.48	10.01

* From Prox.
** From 30 Randomly-Selected Analyses
*** From 10 Analyses

BOE (barrel of oil equivalent) Solid Hydrocarbons
402,477,000 BOE

Material Analyses of Ash (10 Analysis)		Average	High	Low
P_2O_5	%	.45	.55	.22
SiO_2	%	40.71	47.85	32.04
Fe_2O_3	%	11.51	14.11	8.35
Al_2O_3	%	14.85	18.08	6.43
TiO_2	%	.77	1.04	.47
Mn_3O_4	%	.70	.11	.04
CaO	%	11.15	16.81	7.05
MgO	%	2.94	3.60	2.28
K_2O	%	1.11	1.51	.45
Na_2O	%	1.45	2.37	.72
SO_3	%	13.88	18.18	11.25
HGI @ % Moisture		36 @ 15.62	47 @ 17.69	28 @ 19.27

Mobil Mining and Minerals Company
P.O. BOX 26683
RICHMOND, VIRGINIA 23261-6683

PARCEL POST
FREIGHT EXPRESS
ADDRESS CORRECTION REQUESTED
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LBS V/ 269-579

Parameter		Average	High	Low
Proximate				
Moisture	%	30.16	31.60	28.30
Ash	%	11.40	14.43	8.72
Volatile	%	28.92	31.78	26.21
Fixed Carbon	%	30.69	33.37	26.86
Btu/LB		7,205	7,516	6,854
Sulfur	%	1.50	1.88	1.16
Ultimate				
Moisture *		30.16	31.60	28.30
Carbon **		42.49	47.57	37.70
Hydrogen **		3.06	3.55	2.47
Nitrogen **		.83	1.06	.69
Chlorine ***		0.018	0.08	<0.01
Sulfur *		1.50	1.88	1.16
Ash *		11.40	14.43	8.72
Oxygen **		10.93	13.54	9.77

* From Prox.
** From 30 Randomly-Selected Analyses
*** From 10 Analyses

BOE (barrel of oil equivalent)
Solid Hydrocarbons
155,376,000 BOE

Material Analyses of Ash (10 Analysis)		Average	High	Low
P_2O_5	%	.54	1.37	.25
SiO_2	%	39.13	66.05	26.13
Fe_2O_3	%	13.06	21.48	5.75
Al_2O_3	%	12.70	14.49	7.99
TiO_2	%	.71	.98	.48
Mn_3O_4	%	.07	.12	.04
CaO	%	11.03	18.44	2.30
MgO	%	3.26	5.06	2.40
K_2O	%	1.30	2.40	.66
Na_2O	%	1.60	2.75	0.50
SO_3	%	14.77	19.83	6.60
HGI @ % Moisture		38.43 @ 14.78	44 @ 9.88	26 @ 21.69

Mobil Mining and Minerals Company

P.O. BOX 26683
RICHMOND, VIRGINIA 23261-6683

PARCEL POST
FREIGHT EXPRESS
ADDRESS CORRECTION REQUESTED
RETURN POSTAGE GUARANTEED

VA 209-579

Parameter		Average	High	Low
Proximate				
Moisture	%	29.75	31.60	26.82
Ash	%	7.82	9.66	6.61
Volatile	%	29.69	33.34	26.59
Fixed Carbon	%	32.62	35.97	27.64
Btu/LB		7,636	7,961	7,287
Sulfur	%	.74	.94	.58
Ultimate				
Moisture *		29.75	31.60	26.82
Carbon **		45.16	52.59	40.08
Hydrogen **		3.01	3.76	2.47
Nitrogen **		.95	2.04	.72
Chlorine ***		0.016	0.08	< 0.01
Sulfur *		.74	.94	.58
Ash *		7.82	9.66	6.61
Oxygen **		12.52	16.34	10.34

* From Prox.
** From 30 Randomly-Selected Analyses
*** From 10 Analyses

BOE (barrel of oil equivalent) Solid Hydrocarbons
462,205,000 BOE

Material Analyses of Ash (10 Analysis)		Average	High	Low
P_2O_5	%	.47	.79	.18
SiO_2	%	33.35	43.38	22.57
Fe_2O_3	%	11.62	14.65	8.87
Al_2O_3	%	13.57	155.55	12.94
TiO_2	%	.69	1.01	0.48
Mn_3O_4	%	.08	0.11	0.60
CaO	%	15.09	20.39	10.21
MgO	%	4.37	5.82	3.37
K_2O	%	.99	1.58	0.62
Na_2O	%	2.69	3.93	1.41
SO_3	%	14.23	18.66	6.92
HGI @ % Moisture		32.17 @ 16.45	42 @ 12.91	27 @ 20.49

BOE (barrel of oil equivalent Solid Hydrocarbons
Total 1,020,058,000 BOE